INDEXPLUS TRUST SERIES 2003-1 FORM 10-K

EXHIBIT 99.3

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Independent Accountants’ Examination Report

The Board of Directors

The Bank of New York Mellon:

Report on The Bank of New York Mellon’s assertion of compliance with the PPLUS Minimum Servicing Standards for the INDEXPLUS Trust Series 2003-1 transaction

Opinion

We have examined management of The Bank of New York Mellon’s (the “Bank”) assertion that the Bank complied with the PPLUS Minimum Servicing Standards (“Specified Requirements”) for the INDEXPLUS Trust Series 2003-1 transaction as of and for the year ended December 31, 2025 (“Management’s Assertion”). With respect to Specified Requirements 4, 5 and 6, Management’s Assertion indicates that there were no activities performed as of and for the year ended December 31, 2025 with respect to the INDEXPLUS Trust Series 2003-1 transaction, because there were no occurrences of events that would require the Bank to perform such activities.

In our opinion, Management’s Assertion is fairly stated, in all material respects. Our opinion on Management’s Assertion does not extend to any other information that accompanies or contains our report.

We do not express an opinion or any other form of assurance on management’s statement referring to its responsibility for establishing and maintaining effective internal control over compliance with the Specified Requirements.

Basis for opinion

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. We are required to be independent and to meet our other ethical requirements in accordance with relevant ethical requirements related to the engagement. We believe that the evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Management’s responsibilities

Management of the Bank is responsible for:

•	the Bank’s compliance with the Specified Requirements and its assertion;
•	designing, implementing and maintaining internal control relevant to compliance with the Specified Requirements;
•	identifying the Specified Requirements and selecting or developing suitable criteria (if applicable), including interpreting such requirements when there are varying interpretations; and
•	evaluating the Bank’s compliance with the Specified Requirements.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Our responsibilities

The attestation standards established by the American Institute of Certified Public Accountants require us to:

•	plan and perform the examination to obtain reasonable assurance about whether Management’s Assertion is fairly stated, in all material respects; and
•	express an opinion on Management’s Assertion, based on our examination.

We exercised professional judgment and maintained professional skepticism throughout the engagement. We designed and performed our procedures to obtain evidence about whether Management’s Assertion is fairly stated that is sufficient and appropriate to provide a basis for our opinion. The nature, timing, and extent of the procedures selected depended on our judgment, including an assessment of the risks of material misstatement of Management’s Assertion, whether due to fraud or error. We identified and assessed the risks of material misstatement of Management’s Assertion through understanding the Specified Requirements and the engagement circumstances. We also obtained an understanding of the internal control relevant to the Bank’s compliance with the Specified Requirements in order to design procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of internal controls. Our examination does not provide a legal determination on the Bank’s compliance with the Specified Requirements.

/s/ KPMG LLP

Chicago, Illinois
February 18, 2026

MANAGEMENT ASSERTION

The Bank of New York Mellon (formerly The Bank of New York) (the “Bank”) is responsible for complying with the requirements of the PPLUS Minimum Servicing Standards (“Specified Requirements”) as they relate to the INDEXPLUS Trust Series 2003-1 transaction. With respect to Specified Requirements 4, 5 and 6, there were no activities performed as of and for the year ended December 31, 2025 with respect to the INDEXPLUS Trust Series 2003-1 transaction, because there were no occurrences of events that would require the Bank to perform such activities. The Bank is responsible for establishing and maintaining effective internal control over compliance with the Specified Requirements. The Bank has performed an evaluation of its compliance with the Specified Requirements as it relates to INDEXPLUS Trust Series 2003-1 as of and for the year ended December 31, 2025. Based on this evaluation, the Bank asserts that as of and for the year ended December 31, 2025, it has complied with the requirements of the PPLUS Minimum Servicing Standards (attached).

/s/ Adam Turkel
The Bank of New York Mellon Adam Turkel Director February 18, 2026

Appendix I

PPLUS Minimum Servicing Standards intended for use

in connection with the Annual Accountants Report (“AAR”)

Below is Merrill Lynch Depositor, Inc.’s (“the Depositor”), Merrill Lynch Structured Credit Derivatives (“SCD”) and the Merrill Lynch Credit Derivatives Operations Group (“OG”) (collectively Merrill Lynch) minimum servicing standards for the PreferredPlus Program (“PPlus”).

The Bank of New York Mellon (“the Bank” or “the Trustee”) acting as Trustee, Custodian, Paying Agent, and Transfer Agent on behalf of the PPlus Program has agreed to comply with all of the following minimum servicing standards. Merrill Lynch has obtained a certification from the Bank that it has complied with these criteria for the period January 1, 2025 to December 31, 2025.

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee
CUSTODIAL BANK ACCOUNT RECONCILIATIONS
1	The Bank must reconcile all related custodial bank accounts.		X
	The Bank will include the Distribution report as Exhibit 99.1 in the Form 8-Ks filed with the SEC.		X
VERIFICATION OF INCOMING TRUST COLLATERAL INTEREST PAYMENTS
2

The Bank must have a tickler system in place so that they will be expecting and monitoring the custodial bank account for receipt of the collateral coupon interest.  Each of the tickler systems shall be updated on an on-going basis as each new trust series is created.

X
	The Bank will ensure all interest payments are deposited into the custodial bank accounts and related bank clearing accounts on the day the Bank is in receipt of the funds.		X

The Bank must prove the arithmetic accuracy of the amount of interest received by the Trust from the underlying securities and ensure that the face amount, description, coupon rate, and maturity date of the securities held in the Trust agree to the PPM Supplement dated Date XX, 20XX.

X

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee
TRUST DISBURSEMENTS
3	The Bank must prove the arithmetic accuracy of the amount of interest to be paid by the Trust to the Debt Unit holders by referring to the PPM Supplement dated Date XX, 20XX.		X

The Bank will make all disbursements via wire transfer to The Depository Trust Company (“DTC”) on the scheduled trust distribution date as soon as the amount of interest received from the underlying collateral into the custodial bank account has been received and verified for accuracy.

X
PARTIAL REDEMPTIONS
4

If there is a partial redemption of the trust certificates the Bank and the Depositor must ensure that the redemption proceeds received by the Trust and distributed by the Bank are in accordance with the series supplement.

		X	X
DEFAULTS
5

If the Bank has actual knowledge of an event of default on the underlying securities that did not cause the Trust to liquidate, the Bank must distribute a formal notice of default to the Depositor, the certificateholders, the rating agencies and SCD/OG.

X

If the Bank has actual knowledge of an event of default on the underlying securities that did not cause the Trust to liquidate, the procedures for a vote or consent of the certificateholders as set forth in the Standard Terms and series Supplement must be complied with.

X
CALL WARRANT EXERCISES AND OPTIONAL EXCHANGES
6

If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the Trust to liquidate, the Bank must give the Depositor and the affected certificateholders notice of any exercise of call warrants or optional exchange.  Such notice must contain the amount of certificates to be purchased, the call price, and any other relevant information.

X

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee

If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must notify the rating agencies of the call exercise or optional exchange.

X

If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must give notice of exercise or optional exchange to the Depositor and certificate registrar of any certificates that were called.

X
COMMUNICATIONS WITH CERTIFICATEHOLDERS
7

If there was any occasion for the exercise of voting rights or giving consents by the certificateholders, the Bank must provide notice to the certificateholders within 5 business days of the Trust’s receipt of notice of the occasion and the Bank must vote or give consents as directed by certificateholders.

X

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